Exhibit 22.1

Subsidiary Issuer of Guaranteed Securities

Chevron Corporation (Parent Guarantor) is the sole guarantor of the following unsecured notes issued by Chevron U.S.A. Inc. (Subsidiary Issuer), a Pennsylvania corporation and wholly-owned subsidiary of Parent Guarantor:

Floating rate notes due 2023

0.426% notes due 2023

7.250% notes due 2023

3.900% notes due 2024

0.687% notes due 2025

1.018% notes due 2027

8.000% notes due 2027

3.850% notes due 2028

3.250% notes due 2029

6.000% notes due 2041

5.250% notes due 2043

5.050% notes due 2044

4.950% notes due 2047

4.200% notes due 2049

2.343% notes due 2050